EXHIBIT 99.1
Flotek Announces Entry into Asset Based Loan Agreement

HOUSTON, August 14, 2023 - Flotek Industries, Inc. (“Flotek” or the “Company”) (NYSE: FTK) today announced that it has entered into a revolving loan and security agreement in connection with an Asset Based Loan (“ABL”) with Amerisource Funding, Inc. (“Lender”). The ABL provides for a 24-month term with up to $10 million of initial credit availability for eligible accounts receivable and eligible inventory. After closing and subject to certain conditions, including an acceptable appraisal and the pledge of real estate collateral by the Company, the credit availability is expected to be increased by the lesser of 50% of the appraised value of the real estate and $5 million. Borrowings under the ABL bear interest at the Wall Street Journal Prime Rate plus 2.5% per annum. The ABL also contains customary administrative and facility fees.

Borrowings under the ABL are expected to be used for working capital and other general corporate purposes. Roth Capital Partners, LLC served as financial advisor to Flotek.

Ryan Ezell Chief Executive Officer said, “Securing this loan is a significant step along the Company’s path to profitability. Our ability to secure this liquidity highlights the substantial improvement in the Company’s balance sheet and financial performance including the conversion of debt to equity driving a working capital improvement from negative $70 million at year end to positive $26 million at June 30, 2023. When combined with eight consecutive quarters of improvement in operating cash flow and our expectation of achieving positive adjusted EBITDA before year-end, this new credit facility provides us incremental momentum toward our goal of increasing shareholder value.”

About Flotek Industries, Inc.

Flotek Industries, Inc. is an advanced technology-driven, green chemical and data analytics company providing unique and innovative completion solutions that have a proven, positive impact on sustainability and reducing the overall environmental impact of energy on air, land, water and people. Flotek has an intellectual property portfolio of over 170 patents and a global presence in more than 15 countries throughout North America, Latin America, the Middle East and North Africa. Flotek has established collaborative partnerships focused on sustainable and optimized chemistry and data solutions which improve well performance and allow its customers to generate higher returns on invested capital.

Flotek is based in Houston, Texas and its common shares are traded on the New York Stock Exchange under the ticker symbol “FTK”. For additional information, please visit www.flotekind.com.

Forward -Looking Statements

Certain statements set forth in this press release constitute forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934) regarding Flotek Industries, Inc.’s business, financial condition, results of operations and prospects. Words such as will, continue, expects, anticipates, intends, plans, believes, seeks, estimates and similar expressions or variations of such words are intended to identify forward-looking statements, but are not the exclusive means of identifying forward-looking statements in this press release. Although forward-looking statements in this press release reflect the good faith judgment of management, such statements can only be based on facts and factors currently known to management. Consequently, forward-looking statements are inherently subject to risks and uncertainties, and actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements.

Company Contact

Bond Clement
Chief Financial Officer
E: ir@flotekind.com
P: (713) 726-5322